SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                                                 FORM S-8
                                          REGISTRATION STATEMENT
                                                   UNDER
                                        THE SECURITIES ACT OF 1933
                                     THERMO-MIZER ENVIRONMENTAL CORP.
                         (Exact name of registrant as specified in its charter)

                                                 Delaware
                 (State or other jurisdiction of incorporation or organization)

                                                22-2312917
                                       (Employer Identification No.)

                                  528 Oritan Avenue, Ridgefield, NJ 07657
                                 (Address of principal executive offices)

                                       Shares Issued to a Consultant
                                         (Full title of the plan)

                                                Steven Schuster, Esq.
                                                McLaughlin & Stern, LLP
                                                260 Madison Avenue
                                                New York, NY 10016
                                                (212) 448-1100
                  (Telephone number, including area code, of agent for service)

                             CALCULATION OF REGISTRATION FEE


Title of          Amount     Proposed maximum  Proposed maximum    Amount
securities         to be      offering price      aggregate          of
to be registered registered     per share       offering price registration fee

Common Stock,    200,000 shares    $.37(1)      $74,000 (1)        $22.42
par value
$.001 per share

TOTAL                                                              $22.42



1) The proposed maximum offering price and maximum aggregate offering price has been determined in accordance with Rule 457(c) promulgated under the
Securities Act of 1933.


     This Registration Statement, including all exhibits and attachments, contains 21 pages. The exhibit index may be found on page 6 of the consecutively numbered pages of the Registration Statement.
                                                    2

                                                  PART I

                           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

     The documents containing the information specified in this Item will be sent or given to individuals who have been granted or will be granted awards under the Plan by Thermo-Mizer Environmental Corp., a Delaware corporation (the"Registrant"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the"Commission").

     The Registrant has authorized the issuance of 150,000 shares of common stock to Continental Capital & Equity Corporation in consideration for certain consulting services pursuant to a consulting agreement dated October 28, 1997, which shares are being registered pursuant to this registration statement. The services to be rendered pursuant to the agreement in consideration for the shares of Common Stock include, but are not limited to, a review and analysis of the Registrant's goals, a mailing of 100,000 piece direct mail package, securing additional exposure for the Registrant in the financial press and Internet and general investor relations. Pursuant to the consulting agreement, the Registrant has already paid the consultant (a) 150,000 shares of the Registrant's Common Stock and (b) an Option to purchase 100,000 shares, valued at $1.00 per share, with the term of the Option to expire October 28, 2003. Such additional shares of Common Stock, which may be issued by the Registrant, are not being registered pursuant to this registration statement.

     The Registrant has also authorized the issuance of 50,000 shares of Common Stock to Continental in consideration for consulting services rendered in connection with the acquisition of Laminaire Corporation in October 1997.

Item 2.  Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in this Item will be sent to the participant which has been granted the award by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                                 PART II
                            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     1. The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 13, 1995 (File number O-26982) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33- 87284-NY) declared effective by the Commission on August 14, 1995.

     2. The Registrant's Registration Statement on Form SB-2 (File Number 33-87284-NY).

     3. The Registrant's Annual Report on Form 10-KSB for the fiscal year June 30, 1997 filed on September 30, 1997.

     4. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 filed on November 14, 1997.

     5. All documents filed by the Registrant with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of  Securities

     The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 31, 1995 (File number O-26982) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number

33-87284-NY). Such shares are traded on the NASDAQ SmallCap Market under the symbol "THMZ" and the Boston Stock Exchange under the symbol "THZ."

Item 5.  Interests of Named Experts and Counsel

     The legality of the Common Stock being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York. Mr. Steven Schuster, a member of the firm, is Secretary of the Company.

Item 6.  Indemnification of Directors and Officers

     Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such individual against the expenses that were reasonably incurred.

     Reference is also made to Section 102 (b) (7) of the GCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption From Registration Claimed

             Not applicable.

Item 8.  Exhibits

3(i)     * Certificate of Incorporation

3(ii)    *By-Laws

     5 Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

     10.20 **Agreement with Continental Capital & Equity Corporation dated October 28, 1997.

     24.2 Consent of McLaughlin & Stern,  LLP (included in, and  incorporated by
Exhibit 5 hereto).

     *Included  in,  and   incorporated   by  reference  to,  the   Registrant's
Registration Statement on Form SB-2 (File Number 33 87284-NY).

     **Included  in,  and   incorporated  by  reference  to,  the   Registrant's
Registration Statement on Form S-8 filed on November 17, 1997.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 29th day of January, 1998.

                        THERMO-MIZER ENVIRONMENTAL CORP.

                                               By:    /s/Jon J. Darcy
                                                      Jon J. Darcy
                                                      President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                             Title                       Date

/s/Jon J. Darcy          President, Chief Executive           January 29, 1998
Jon J.  Darcy            Officer, Chief Financial Officer,
                         Director


/s/Edward A. Sundberg    Chairman of the Board                January 29, 1998
Edward A.  Sundberg      of  Directors

                         Director
Charles J. Garay

/s/K. Ivan F. Gothner    Director                             January 29, 1998
K. Ivan F. Gothner

/s/Edward A. Heil        Director                             January 29, 1998
Edward A. Heil

EXHIBIT 5
                               McLAUGHLIN & STERN, LLP
                                  260 Madison Avenue
                               New York, New York 10016
                                    (212) 448-1100
                                   FAX (212) 448-0066

New Jersey Office                                 Millbrook Office
411 Hackensack Avenue                             Franklin Avenue
Hackensack, NJ  07601                             P.O. Box 1369
(201) 488-1105                                    Millbrook, NY 12545
FAX (201) 488-3679                                (914) 677-5700
                                                  FAX (914) 677-0097

                                      January 29, 1998

United States Securities &
         Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
                           Re:      Thermo-Mizer Environmental Corp.
Gentlemen:

     Reference  is  made  to  the  Registration   Statement  on  Form  S-8  (the
"Registration Statement"), filed with the Securities and Exchange Commission by Thermo-Mizer Environmental Corp (the "Company").

     We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the By-Laws of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2. The 150,000 shares of Common Stock, which are due to br sold pursuant to the Registration Statement have been duly and validly authorized and, when issued, will be validly issued, fully paid and non-assessable.

     In addition, we hereby consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the prospectus forming part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             McLaughlin & Stern, LLP